Exhibit 99.1

Notice of GM

PROPOSED TENDER OFFER, CIRCULAR, & GM NOTICE

LOGISTICS DEVELOPMENT GROUP PLC

Released 07:00:10 28 March 2025

RNS Number : 6347C

Logistics Development Group PLC

28 March 2025

THIS ANNOUNCEMENT AND THE INFORMATION CONTAINED IN IT IS RESTRICTED AND IS NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM AUSTRALIA, CANADA, NEW ZEALAND, THE REPUBLIC OF SOUTH AFRICA OR JAPAN OR ANY OTHER JURISDICTION IN WHICH SUCH RELEASE, PUBLICATION OR DISTRIBUTION WOULD BE UNLAWFUL.

THIS ANNOUNCEMENT DOES NOT CONSTITUTE AN INVITATION TO PARTICIPATE IN THE TENDER OFFER (AS DEFINED HEREIN) IN OR FROM ANY JURISDICTION IN OR FROM WHICH, OR TO OR TROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE SECURITIES LAWS OR OTHERWISE.

THE INFORMATION CONTAINED WITHIN THIS ANNOUNCEMENT IS DEEMED TO CONSTITUTE INSIDE INFORMATION AS STIPULATED UNDER THE MARKET ABUSE REGULATIONS (EU) NO. 596/2014 WHICH FORMS PART OF UK LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018, AS AMENDED. UPON THE PUBLICATION OF THIS ANNOUNCEMENT THIS INSIDE INFORMATION IS NOW CONSIDERED TO BE IN THE PUBLIC DOMAIN.

28 March 2025

Logistics Development Group plc

(“LDG” or the “Company”)

Proposed Tender Offer, Publication of Circular and Notice of General Meeting

LDG is pleased to announce, further to the Company’s announcement on 24 December 2024, that it will today publish a circular (the “Circular”) containing details of a proposed Tender Offer to return up to £21,000,000 to shareholders at a Tender Price of 19 pence per Ordinary Share. If implemented in full, the Tender Offer would result in the purchase by the Company of approximately 21.08 per cent. of its Voting Share Capital. The Circular also contains a Notice of General Meeting of the Company in relation to the Tender Offer, to be held at 10.00 a.m. on 22 April 2025 at the offices of DBAY UK Ltd at 5th Floor, 1 Albemarle Street, London W1S 4HA.

The Tender Offer is to be financed from the Company’s existing cash resources and using distributable reserves.

The expected timetable of principal events, the Chairman’s statement, risk factors and details of the Tender Offer, extracted from the Circular, are set out below. Unless otherwise indicated, all defined terms in this announcement shall have the same meaning as described in the Circular and set out at the end of this announcement.

The Circular will be available to be viewed on, or downloaded from, the Company’s corporate website at www.ldgplc.com.

For enquiries:

Logistics Development Group plc	Via FTI Consulting

FTI Consulting	+44 (0) 20 3727 1340

Nick Hasell

Alex Le May

Investec Bank plc	+44 (0) 20 7597 5970

(Broker)

Gary Clarence

Harry Hargreaves

Strand Hanson Limited	+44 (0) 20 7409 3494

(Financial and Nominated Adviser)

James Dance

Richard Johnson

Abigail Wennington

Investec Bank PLC (“Investec”), which is authorised in the United Kingdom by the Prudential Regulation Authority (“PRA”) and regulated in the United Kingdom by the PRA and the Financial Conduct Authority (“FCA”), is acting exclusively for the Company and no one else in connection with the Tender Offer and none of Investec nor any of its affiliates, branches or subsidiaries nor any of their respective directors, officers, employees and agents do, or will, regard any other person (whether or not a recipient of this announcement or the Circular) as a client in relation to the Tender Offer and each of Investec, its affiliates, its branches, its subsidiaries and each of their respective directors, officers, employees and agents are not, and will not be responsible or accept any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to anyone other than the Company for providing the protections afforded to clients of Investec, nor for providing advice, in relation to the Tender Offer, the contents of this announcement or the Circular and the Circular (including any information incorporated by reference to another source) or any other matter referred to in this announcement or the Circular.

Strand Hanson Limited (“Strand Hanson”) which is authorised and regulated in the United Kingdom by the FCA, is acting as nominated adviser to the Company. Persons receiving this announcement or the Circular should note that Strand Hanson will not be responsible to anyone other than the Company for providing the protections afforded to its clients or for advising any other person on the arrangements described in this announcement or the Circular. Strand Hanson has not authorised the contents of, or any part of, this announcement or the Circular and no liability whatsoever is accepted by it for the accuracy of any information or opinion contained in this announcement or the Circular or for the omission of any information.

Apart from the responsibilities and liabilities, if any, which may be imposed on Investec and Strand Hanson by FSMA or the regulatory regime established thereunder, or under the regulatory regime of any jurisdiction where exclusion of liability under the relevant regulatory regime would be illegal, void or unenforceable, neither Investec, Strand Hanson nor any of their respective affiliates, branches or subsidiaries nor any of their respective directors, officers, employees or advisers accepts any responsibility whatsoever for, or makes any representation or warranty, express or implied, as to the contents of this announcement or the Circular, including its accuracy or completeness or for any other statement made or purported to be made by it, or on behalf of it, the Company, the Directors or any other person, in connection with the Company or the Tender Offer, and nothing in this announcement or the Circular should be relied upon as a promise or representation in this respect, whether or not to the past or future. Investec, Strand Hanson and their respective affiliates, branches and subsidiaries and their respective directors, officers, employees and advisers accordingly disclaims to the fullest extent permitted by law all and any responsibility or liability whatsoever, whether arising in tort, contract or otherwise (save as referred to above), which it might otherwise have in respect of this announcement, the Circular or any such statement.

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

2025

Publication of this announcement and the Circular	28 March

Tender Offer opens	28 March

Record date for voting at the General Meeting	6.00 p.m. on 16 April

Latest time and date for receipt of Forms of Proxy for the General Meeting	10.00 a.m. on 16 April

General Meeting	10.00 a.m. on 22 April

Latest time and date for receipt of Tender Forms and TTE instructions from CREST	1.00 p.m. on 22 April

Record Date for the Tender Offer	6.00 p.m. on 22 April

Announcement of results of the Tender Offer	7.00 a.m. on 24 April

Purchase of Ordinary Shares under the Tender Offer	24 April

CREST accounts credited with Ordinary Shares in respect of unsuccessful tenders	by no later than 6 May

CREST accounts credited with Tender Offer proceeds and revised holdings of uncertificated Ordinary Shares	by no later than 6 May

Despatch of cheques for Tender Offer proceeds for certificated Ordinary Shares	by no later than 6 May

Despatch of balance share certificates in respect of unsuccessful tenders	by no later than 6 May

The above times and/or dates may be subject to change by the Company and in the event of any such change, the revised times and/or dates will be notified to Shareholders by an announcement through a Regulatory Information Service.

References to times in this announcement are to London time, unless otherwise stated.

“Part I - LETTER FROM THE CHAIRMAN

28 March 2025

Dear Shareholder

1	Introduction

The Board announced on 24 December 2024 that it was contemplating a tender offer to return up to £21,000,000 to shareholders, with a tender offer price of 19 pence per Ordinary Share. Today, the Board is pleased to have announced the Tender Offer which, if implemented in full, would result in the purchase by the Company of approximately 21.08 per cent. of its Voting Share Capital.

This document sets out the background to and reasons for the Tender Offer and the Resolution, and why the Directors believe these to be in the best interests of the Company and its Shareholders as a whole. This document also contains details of the procedure that should be followed by those Qualifying Shareholders who wish to participate in the Tender Offer. Qualifying Shareholders are not obliged to tender any of their Ordinary Shares if they do not wish to do so.

The Notice of General Meeting is set out at the end of this document and contains the Resolution to be considered and voted on at the meeting by way of a poll vote.

2	Background to and reasons for the Tender Offer

On 9 May 2024, the Company’s share buyback programme, which had commenced on 4 April 2023, concluded. Under that programme, the Company acquired (and subsequently cancelled) 37,414,326 Ordinary Shares in its own capital at an average price of 13.645 pence per share.

On 13 August 2024, the Company announced its proposal to seek a general authority to make further market purchases of shares. Whilst that authority was granted by Shareholders in a general meeting on 4 September 2024, the necessary resolution to approve a waiver of Rule 9 of the Takeover Code was not passed by the requisite majority of independent shareholders. As a result, the Company was unable to carry out further buybacks of its shares.

On 24 December 2024, the Company announced the redemption of its investment in Nash Squared realising a cash distribution of approximately £13.1 million and generating a net IRR of approximately 36 per cent. over the holding period. Following this disposal, on 31 December 2024, the Company had (i) total cash of approximately £44 million and no debt, (ii) unaudited and estimated NAV of 22.3 pence per Ordinary Share, and (iii) since that time has continued to have 524,350,394 Ordinary Shares in issue.

Also on 24 December 2024, the Board announced that it plans to (i) make a further distribution and was contemplating making a tender offer to return up to £21,000,000, and (ii) make additional distributions as investments are realised. These will be based on 50 per cent. of net cash profits realised from each asset sale, though timings will remain contingent on market conditions.

Trading in the Company’s Ordinary Shares has returned to a level which represents a significant discount to the Company’s unaudited and estimated NAV of 22.3 pence per Ordinary Share as at 31 December 2024. Accordingly, the Directors are seeking authority to acquire Ordinary Shares by way of the Tender Offer, which the Board believes may serve to reduce the observed discount to NAV per Ordinary Share.

The Board believes the Tender Offer to be beneficial to the Company and its Shareholders as a whole because:

•	Qualifying Shareholders have a choice as to whether they participate in the Tender Offer or not, such that:

•	it provides an opportunity for Qualifying Shareholders who wish to reduce their holding of Ordinary Shares to do so; and

•	it allows Qualifying Shareholders who do not wish to receive capital at this time to maintain their full investment in the Company.

•

the Tender Offer enables the Company to return capital to Shareholders at a value which represents a premium to market value at the Latest Practicable Date. The Tender Price represents a premium of approximately:

•	29.7 per cent. to the middle market closing price on the Latest Practicable Date;

•	28.5 per cent. to the volume-weighted average price (VWAP) of Ordinary Shares over the last five days prior to the Latest Practicable Date; and

•	82.7 per cent. to the middle market closing price on 23 December 2024, being the last trading day prior to the Company’s announcement of, inter alia, the intention to make the proposed Tender Offer;

•	the Tender Offer is available to all Qualifying Shareholders regardless of the size of their holding; and

•

the Tender Offer will reduce the number of Ordinary Shares in issue, and assuming earnings stay the same, should have a positive impact on the Company’s earnings per share as the Company intends to cancel all Ordinary Shares acquired in connection with the Tender Offer.

Shareholders should note, however, that there is no guarantee that the Tender Offer will reduce the observed discount to NAV per Ordinary Share, nor that any Qualifying Shareholders wishing to do so will be able to exit their investment in the Company in full under the Tender Offer.

In the light of the foregoing, the Board wishes to seek Shareholder approval for the Tender Offer, such approval being in respect of the purchase by the Company of up to 21.08 per cent. of the Voting Share Capital. Accordingly, Shareholders are being asked to approve the Resolution. The total consideration payable under the Tender Offer will be capped at an aggregate of £21,000,000 and the price payable per Ordinary Share will be 19 pence.

The Board reserves the right to terminate the Tender Offer if the Board decides that it would not be in the best interests of the Company and its Shareholders as a whole for the Company to undertake or continue the Tender Offer, at the relevant time.

In addition to the above, Investec reserves the right to terminate the Tender Offer at any time on or before announcement of the result if there is either a material adverse change in the national or international, financial, economic, political or market conditions, or if there is a material adverse change in the financial position or prospects and/or circumstances of the Company, in each case which is determined by either Investec or the Company to render the Tender Offer temporarily or permanently impractical or inadvisable (taking into account the background to and reasons for the Tender Offer).

If the Resolution is not approved, the Board does not intend to present alternative proposals to Shareholders for the distribution of capital and it is expected that the Company’s remaining cash would then be deployed into new investments in accordance with the Company’s Investing Policy.

The Board has been made aware by the Manager, but has not formally considered, an investment opportunity that is in accordance with the Company’s Investing Policy, which the Manager is currently in the process of evaluating in the ordinary course. The investment opportunity remains subject to, among other things: negotiation of a sale and purchase agreement with the sellers; negotiation of a facility agreement for the purchasing vehicle; an investment agreement with co-investors; further due diligence; and Board approval. The target business is in the UK logistics sector and is privately owned. Should the opportunity proceed and be approved by the Manager and the Board, it is expected that it would complete in Q2 2025, regardless of whether the Tender Offer is completed. If the Tender Offer is taken up in full and if such investment opportunity does proceed, the additional investment is expected to utilise a substantial amount of the Company’s cash available for investment. There is no guarantee that the opportunity will proceed.

3	The Tender Offer

Under the Tender Offer, Investec (acting as principal) will offer to purchase up to 110,526,315 Ordinary Shares representing approximately 21.08 per cent. of the Voting Share Capital, at the Tender Price. Such Ordinary Shares will be bought back by the Company and cancelled.

The Tender Offer is conditional upon the passing of the Resolution.

The Tender Offer will be open to all Qualifying Shareholders, being Shareholders on the Register on the Tender Offer Record Date, who are not subject to the securities laws of a Restricted Jurisdiction. The Tender

Offer will close at 1.00 p.m. on 22 April 2025 and tenders received after that time will not be accepted unless otherwise approved by Investec (in consultation with the Company).

Qualifying Shareholders may participate in the Tender Offer by tendering a proportion of their registered holdings of Ordinary Shares. Each Qualifying Shareholder will be entitled to sell up to 21.08 per cent. of the number of Ordinary Shares registered in their name on the Tender Offer Record Date, rounded down to the nearest whole number of Ordinary Shares. This is referred to as a Shareholder’s Basic Entitlement. All Ordinary Shares validly tendered by any Qualifying Shareholder up to their Basic Entitlement will be accepted in full.

The Tender Offer may permit Qualifying Shareholders with the opportunity to sell more than their Basic Entitlement (Excess Tenders) if other Qualifying Shareholders sell less than their Basic Entitlement or do not tender any Ordinary Shares (thereby creating Excess Capacity). If the number of Ordinary Shares validly tendered is less than 110,526,315, Excess Tenders will be accepted in proportion to the number of Ordinary Shares tendered so that the total number of Ordinary Shares purchased pursuant to the Tender Offer will not exceed 110,526,315.

To the extent that the aggregate Excess Tenders exceeds Excess Capacity, Excess Tenders will be allocated at the discretion of the Directors to ensure that no obligation for a mandatory takeover offer to be made is triggered pursuant to Rule 9 of the Takeover Code, and otherwise with (i) priority given to smaller Shareholders and (ii) a general view to scaling down pro-rata to the total number of Ordinary Shares so tendered by each relevant Qualifying Shareholder.

Qualifying Shareholders who hold their Ordinary Shares in certificated form who wish to participate in the Tender Offer must return a completed Tender Form together with any share certificate(s) and/or other document(s) of title so as to be received by the Receiving Agent by no later than 1.00 p.m. on 22 April 2025. Qualifying Shareholders who hold their Ordinary Shares in uncertificated form (that is, in CREST) who wish to participate in the Tender Offer should not complete a Tender Form but should submit TTE instructions electronically through CREST as described in Part III of this document.

Once submitted, a Tender Form and/or a TTE instruction (as appropriate) is irrevocable and cannot be withdrawn. Qualifying Shareholders should note that, once tendered, Ordinary Shares may not be sold, transferred, charged or otherwise disposed of.

Full details of the Tender Offer, including the terms and conditions on which it is made, are set out in Part III of this document and, for Shareholders who hold their Ordinary Shares in certificated form, on the Tender Form.

Shareholders are not obliged to tender any Ordinary Shares and Shareholders who wish to retain all of their investment in the Company should not return a Tender Form or submit a TTE Instruction.

4	Overseas Shareholders

The attention of Shareholders who are not resident in the United Kingdom is drawn to paragraph 7 of Part III of this document headed “Overseas Shareholders”. The attention of Shareholders resident in the United States is drawn to paragraph 5 of this Part I and to paragraph 8 of Part III of this document headed “Shareholders in the United States”.

5	Shareholders in the United States

It is important for Shareholders in the United States to note that the Tender Offer is being made in the United States pursuant to Section 14(e) and Regulation 14E under the Exchange Act under the Tier I exemption, under which offerors are entitled to some relief from the US tender offer rules in order to minimize conflicts with foreign regulatory schemes. Accordingly, the Tender Offer is subject to procedural requirements that are different from those applicable under US domestic tender offer procedures and law.

The Tender Offer is being made for the securities of a UK company with Ordinary Shares admitted to trading on AIM, a market operated by the London Stock Exchange. The Tender Offer is subject to UK disclosure requirements which are different from certain United States disclosure requirements.

The receipt of cash pursuant to the Tender Offer by a US holder of Ordinary Shares may be a taxable transaction for US federal income tax purposes and under applicable US state and local, as well as foreign and other, tax laws. Each Shareholder in the United States is urged to consult their independent professional adviser immediately regarding the tax consequences of accepting the Tender Offer. Furthermore, the payment and settlement procedure with respect to the Tender Offer complies with the relevant United Kingdom rules, which differ from the United States payment and settlement procedures, particularly with regard to the date of payment of consideration.

It may be difficult for US holders of Ordinary Shares to enforce their rights or to bring a claim arising out of the United States federal securities laws because the Company is located in a non-US jurisdiction. US holders of Ordinary Shares may not be able to sue a non-US company or its officers or directors in a non- US court for violations of US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to the judgement of a US court.

Due to US regulatory requirements, neither the Company nor Investec will make any purchases of, or arrangements to purchase, Ordinary Shares in the US on a principal basis during the period in which the Tender Offer remains open for acceptance, other than in connection with the Tender Offer.

In accordance with ordinary UK practice and to the extent permitted under Rule 14e-5(b) of the Exchange Act, the Company, certain affiliated companies and their nominees or brokers may from time to time make certain purchases of, or arrangements to purchase, Ordinary Shares outside of the United States, other than pursuant to the Tender Offer until the Tender Offer completes, lapses or is otherwise withdrawn. Also, in accordance with Rule 14e-5(b) of the Exchange Act, Investec will continue to act as an exempt principal trader in the Ordinary Shares on AIM. If such purchases or arrangements to purchase were to be made, they would occur either in the open market at prevailing prices or in private transactions at negotiated prices and comply with applicable law, including English law and the Exchange Act. Any information about such purchases will be disclosed as required in the UK, will be reported through a RNS of the London Stock Exchange and will be available on the London Stock Exchange website at https://www.londonstockexchange.com.

In addition, it is a violation of Rule 14e-4 for a person acting alone or in concert with others, directly or indirectly, to tender Ordinary Shares for such person’s own account unless at the time of tender and at the latest time and date to submit Tender Forms and submission of TTE instructions from shareholders such person has a “net long position” in Equivalent Securities that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such Ordinary Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Tender Offer and will deliver or cause to be delivered such Ordinary Shares so acquired for the purpose of tender to Investec within the period specified in the Tender Offer.

Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. As such, a tender of shares made pursuant to any method of delivery set forth herein will also constitute the tendering shareholder’s representation and warranty to Investec that (a) such shareholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY UNITED STATES STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THE TENDER OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THIS DOCUMENT OR DETERMINED WHETHER THIS DOCUMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.

6	Taxation

A summary of the taxation consequences of the Tender Offer for UK resident Shareholders is set out in Part IV of this document. Shareholders are strongly advised to obtain appropriate independent professional tax advice regarding their own tax position.

7	The Takeover Code

Introduction

Under Rule 9 of the Takeover Code, any person who acquires, whether by a series of transactions or over a period of time or not, an interest in shares (as defined in the Takeover Code) which when taken together with shares in which that person or persons acting in concert with that person are interested or acquired by persons acting in concert with him/her, carry 30 per cent. or more of the voting rights of a company which is subject to the Takeover Code or is interested in 30 per cent. or more but does not hold more than 50 per cent. of the shares carrying voting rights of such a company, and acquires an interest in any additional shares carrying voting rights of that company, is normally required to make a general cash offer to all remaining shareholders of the company to acquire their equity shares and transferable securities carrying voting rights in the company.

DBAY is the Company’s largest shareholder, with one of its managed funds, DBAY Fund III, holding approximately 27.41 per cent. of the Company’s Voting Share Capital. DBAY and certain associates presumed to be acting in concert with DBAY (Concert Party) together hold in aggregate approximately 34.59 per cent. of the Company’s Voting Share Capital.

As the Concert Party is interested in Ordinary Shares which, in aggregate, would carry no less than 30 per cent. of the Voting Share Capital but does not hold more than 50 per cent. of the Voting Share Capital, any increase in the Concert Party’s aggregate percentage voting rights as a result of the Tender Offer would, prima facie, require the Concert Party to make an offer for the Ordinary Shares not owned by the Concert Party in accordance with Rule 9 of the Takeover Code.

Before and since announcing its intention to implement a tender offer, the Board has had extensive discussions with a number of the Company’s substantial shareholders, other interested parties and advisers about its proposals and, in particular, whether a waiver of Rule 9 of the Takeover Code should be sought. The Directors have concluded that seeking such a waiver would not be in the best interests of the Company and its Shareholders as a whole.

Accordingly, in order to avoid the Concert Party increasing its aggregate voting rights as a consequence of the Tender Offer and the resulting requirement under Rule 9 of the Takeover Code for the Concert Party to make a mandatory takeover offer for the Ordinary Shares not owned by the Concert Party, DBAY has informed the Company that, after taking into account tenders by other members of the Concert Party, it intends to accept the Tender Offer in respect of, at a minimum, such number of Ordinary Shares that would result in the Concert Party’s percentage of the Voting Share Capital remaining constant following completion of the Tender Offer, such that the aggregate holding of the Concert Party will remain approximately 34.59 per cent. of the Company’s Voting Share Capital.

8	Action to be taken - Tender Offer

The procedure for tendering your Ordinary Shares depends on whether Ordinary Shares are held in certificated or uncertificated form and is summarised below:

Ordinary Shares held in certificated form

Qualifying Shareholders who hold Ordinary Shares in certificated form and who wish to tender all or any of their existing holdings of Ordinary Shares should complete the Tender Form in accordance with the instructions printed thereon (including a witnessed signature) and in Part III of this document, and return it by post to MUFG Corporate Markets, Corporate Actions , Central Square, 29 Wellington Street, Leeds, LS1 4DL or (during normal business hours only) by hand to MUFG Corporate Markets, Corporate Actions, Central Square, 29 Wellington Street, Leeds, LS1 4DL. A prepaid envelope is enclosed for this purpose. Qualifying Shareholders who hold their Ordinary Shares in certificated form must also return with the relevant Tender Form their share certificate(s) and/or other document(s) of title in respect of the Ordinary Shares tendered. Completed Tender Forms must be received by not later than 1.00 p.m. on 22 April 2025. Further details of the procedures for tendering and settlement are set out in Part III of this document and in the accompanying Tender Form.

Ordinary Shares held in uncertificated form (that is, in CREST)

Qualifying Shareholders who hold their Ordinary Shares in uncertificated form and who wish to tender all or any of their existing holdings of Ordinary Shares should tender electronically through CREST so that the TTE instruction settles no later than 1.00 p.m. on 22 April 2025. Further details of the procedures for tendering and settlement are set out in Part III of this document.

9	General Meeting

You will find at the end of this Circular a notice convening the General Meeting of the Company, to be held at 10.00 a.m. on 22 April 2025 at the offices of DBAY UK Ltd at 5th Floor, 1 Albemarle Street, London W1S 4HA to consider and, if thought appropriate, pass the Resolution summarised below.

The Resolution seeks to confer authority for the market purchase by the Company of up to 110,526,315 Ordinary Shares by way of tender offer. This number represents approximately 21.08 per cent. of the Voting Share Capital as of the Latest Practicable Date. The authority will expire at the close of business on 31 May 2025 or, if earlier, at the conclusion of the next annual general meeting of the Company.

The Resolution will be proposed as an ordinary resolution and all Shareholders will be entitled to vote on the Resolution. The approval required for the Resolution to be passed is greater than 50 per cent. of the votes cast (in person or by proxy).

10	Action to be taken - General Meeting

A member entitled to attend and vote at the General Meeting may appoint one or more proxies to exercise all or any of the member’s rights to attend, speak and vote at the meeting. A proxy need not be a member of the Company but must attend the meeting for the member’s vote to be counted. If a member appoints more than one proxy to attend the meeting, each proxy must be appointed to exercise the rights attached to a different share or shares held by the member. If a member wishes to appoint more than one proxy they may do so at www.signalshares.com.

To be effective, the proxy vote must be submitted at www.signalshares.com so as to have been received by the Company’s Registrars not less than 48 hours (excluding weekends and public holidays) before the time appointed for the meeting or any adjournment of it. By registering on the Signal shares portal at www.signalshares.com, you can manage your shareholding, including:

•	cast your vote

•	change your payment instruction

•	update your address

•	select your communication preference.

Any power of attorney or other authority under which the proxy is submitted must be returned to the Company’s Registrars, MUFG Corporate Markets, PXS1, Central Square, 29 Wellington Street, Leeds, LS1 4DL. If a paper Form of Proxy is requested from the Registrars, it should be completed and returned to MUFG Corporate Markets, PXS1, Central Square, 29 Wellington Street, Leeds, LS1 4DL to be received not less than 48 hours before the time of the meeting.

Hard copy Forms of Proxy can be requested from the registrars, MUFG Corporate Markets via email at shareholderenquiries@mpms.mufg.com or on Tel: +44 (0) 371 664 0300. Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. Lines are open between 9.00 a.m. - 5.30 p.m., Monday to Friday excluding public holidays in England and Wales.

Alternatively, you can vote via Vote+, a free app for smartphone and tablet provided by MUFG Corporate Markets. It offers shareholders the option to submit a proxy appointment quickly and easily online, as well as real-time access to their shareholding records. The app is available to download on both the Apple App Store and Google Play.

If you are an institutional investor, you may also be able to appoint a proxy electronically via the Proxymity platform, a process which has been agreed by the Company and approved by the Registrar. For further information regarding Proxymity, please go to www.proxymity.io. Your proxy must be lodged by 10.00 a.m. on 16 April 2025 in order to be considered valid or, if the meeting is adjourned, by the time which is 48 hours before the time of the adjourned meeting. Before you can appoint a proxy via this process you will need to have agreed to Proxymity’s associated terms and conditions. It is important that you read these carefully as you will be bound by them and they will govern the electronic appointment of your proxy. An electronic proxy appointment via the Proxymity platform may be revoked completely by sending an authenticated message via the platform instructing the removal of your proxy vote.

Alternatively, you can vote via CREST (refer to the notes to the Notice of Meeting).

11	Voting Share Capital following the Tender Offer

The Company intends to cancel the Ordinary Shares bought back by the Company following completion of the Tender Offer. If the maximum number of Ordinary Shares are bought back by the Company following completion of the Tender Offer, the Voting Share Capital of the Company would comprise 413,824,079 Ordinary Shares.

12	Recommendation

The Directors consider the Tender Offer to be in the best interests of the Company and its Shareholders as a whole and accordingly unanimously recommend that Shareholders vote in favour of the Resolution at the General Meeting.

Adrian Collins and Colin Kingsnorth, the Directors who hold Ordinary Shares, intend to vote in favour of the Resolution in respect of, in aggregate, 12,838,807 Ordinary Shares held by them, representing approximately 2.45 per cent. of Voting Share Capital as at the Latest Practicable Date.

The Company has received irrevocable commitments from Saki Riffner, Alex Paiusco and DBAY Fund III to vote or procure votes in favour of the Resolution at the General Meeting in respect of each of their entire holdings of Ordinary Shares. These irrevocable commitments are in respect of, in aggregate, 158,206,654 Ordinary Shares, representing approximately 30.17 per cent. of the Voting Share Capital as at the Latest Practicable Date.

Part II - RISK FACTORS

Shareholders should consider carefully all of the information set out in this document, including in particular the risks described below, as well as their personal circumstances, prior to making any decision as to whether or not to tender Ordinary Shares in the Tender Offer.

The Company’s business, results of operations, cash flow, financial condition, revenue, profits, assets, liquidity and capital resources could be materially adversely affected by any of the risks described below. In such case, the market price of the Ordinary Shares may decline and investors could lose all or part of their investment. Additional risks and uncertainties in relation to the Company that are not currently known to it, or that it currently deems immaterial, may also have a material adverse effect on the Group’s business, financial condition and operating results.

The Tender Offer is conditional and may be terminated or withdrawn

There is no guarantee that the Tender Offer will take place. The Tender Offer is conditional on, among other things, the approval of Shareholders and will not proceed if any conditions are not satisfied, or are not waived by mutual agreement between the Company and Investec, or if it is withdrawn at any point prior to the announcement of the results of the Tender Offer in accordance with the terms and conditions of the Tender Offer set out in Part III of this document.

The Resolution will be proposed as an ordinary resolution and all Shareholders will be entitled to vote on this resolution. The approval required for the Resolution to be passed is greater than 50 per cent. of the votes cast (in person or by proxy). It is possible that Shareholders may not approve the Tender Offer. If Shareholders do not approve the Tender Offer, the Board does not intend to present alternative proposals to Shareholders for the distribution of capital and it is expected that the Company’s remaining cash would be deployed into new investments in accordance with the Company’s Investing Policy.

The market price of the Ordinary Shares may be affected during or after the Tender Offer

The market price of the Ordinary Shares is likely to change during the course of the period that the Tender Offer is open. Therefore, it cannot be certain whether the Tender Price will be greater or less than the price at which the Ordinary Shares could be sold in the market at any time. The impact on the market price of the Ordinary Shares as a result of the implementation of the Tender Offer cannot be predicted.

The Tender Offer may adversely affect the market value of the Ordinary Shares and reduce the liquidity in trading of the Ordinary Shares

All Ordinary Shares validly tendered and accepted for purchase in the Tender Offer will be cancelled. To the extent that Ordinary Shares are tendered and accepted in the Tender Offer, the total volume of Ordinary Shares available for trading will be reduced by a corresponding amount. An equity security with a smaller volume of securities available for trading may command a lower price than would a comparable security with a greater trading volume. The reduced volume may also make the trading price of the Ordinary Shares more volatile. Consequently, the liquidity, market value and price volatility of Ordinary Shares not tendered in the Tender Offer could be adversely affected. There can be no assurance that the volumes of trading in the Ordinary Shares following the completion of the Tender Offer will match or exceed those prior to the Tender Offer, and may be lower. In addition, a market expectation of a reduction in the total number of Ordinary Shares can itself give rise to one or more of the foregoing adverse consequences even prior to the completion of the Tender Offer and/or the announcement of the level of tendering into the Tender Offer.

The Tender Offer could result in Qualifying Shareholders that tender into the Tender Offer having their proportionate holding in the Company reduced

Qualifying Shareholders that tender into the Tender Offer who either (a) tender in excess of their Basic Entitlement and part or all of such excess is accepted, or (b) tender any Ordinary Shares (including less than their Basic Entitlement) in circumstances where the maximum aggregate number of Ordinary Shares permitted to be tendered into the Tender Offer by all Qualifying Shareholders is not reached, will have their proportionate holding in the Company reduced.

The Tender Offer could result in existing Shareholders with significant holdings of Ordinary Shares that do not participate in the Tender Offer having their proportionate holding in the Company increased

Shareholders with significant holdings of Ordinary Shares that do not tender into the Tender Offer in circumstances where other Qualifying Shareholders do participate in the Tender Offer will see their proportionate holding in the Company increased, with a corresponding increase in the voting power of the Ordinary Shares held by such Shareholders. Such holders of significant holdings of Ordinary Shares could exercise their voting rights in a manner that is not aligned with the interests of other Shareholders. In addition, a decision to sell the Ordinary Shares by such a significant Shareholder could have a materially greater adverse effect on the price for Ordinary Shares (due to greater proportionate supply) following the completion of the Tender Offer.

Shareholders with a significant holding of Ordinary Shares should have regard to their obligations under Rule 9 of the Takeover Code. Having regard to the maximum number of Ordinary Shares that may be acquired by the Company and the interests in Ordinary Shares disclosed to the Company as at the Latest Practicable Date, the Board does not believe the provisions of Rule 9 of the Takeover Code that relate to a mandatory takeover offer will be triggered if Shareholders (other than members of the Concert Party) with existing material holdings in the Company do not participate in the Tender Offer (assuming they maintain their level of shareholding as at the Latest Practicable Date). Shareholders who acquire further Ordinary Shares could potentially trigger obligations under Rule 9 and should therefore, before making such an acquisition, be aware of the potential maximum increase in their proportionate holding as a result of such an acquisition following the completion of the Tender Offer and the cancellation of the Ordinary Shares tendered.

The Tender Offer may have adverse tax effects for certain Shareholders

The attention of Shareholders is drawn to Part IV of this document concerning the tax implications of accepting the Tender Offer for certain United Kingdom based shareholders. Shareholders are strongly advised to obtain appropriate independent professional tax advice regarding their own tax position. In particular, Shareholders should be aware that acceptance of the Tender Offer can be treated in different ways in different jurisdictions.

In addition, there is a risk that, if certain conditions are met, HMRC may seek to apply the provisions of Chapter 1 of Part 13 of the Income Tax Act 2007 or Part 15 of the Corporation Tax Act 2010, which allow HMRC to counteract tax advantages arising in relation to a transaction or transactions in securities, to the Tender Offer. Broadly speaking these provisions do not apply in respect of transactions entered into for genuine commercial reasons that do not have a main purpose of obtaining a tax advantage. If these provisions were to be applied by HMRC to the Tender Offer, the broad effect would be that certain UK Shareholders would be taxed as if some or all of the proceeds of the Tender Offer were income amounts rather than capital amounts (which means, in the case of individual Shareholders, these amounts would be subject to income tax rather than capital gains tax). No application has been made to HMRC for clearance in respect of the application of Part 13 of the Income Tax Act 2007 or Part 15 of the Corporation Tax Act 2010 to the Tender Offer.

Part III - DETAILS OF THE TENDER OFFER

1.	Introduction

1.1

Qualifying Shareholders on the Register on the Tender Offer Record Date are being invited to tender their Basic Entitlement for purchase by Investec as principal on the terms and subject to the conditions set out in this document and, in the case of certificated Ordinary Shares, in the Tender Form. Qualifying Shareholders will be further entitled to tender Ordinary Shares in excess of their Basic Entitlement to the extent that other Qualifying Shareholders tender less than their Basic Entitlement or do not tender any Ordinary Shares.

1.2	Shareholders who do not wish to participate in the Tender Offer need take no action. The rights of Shareholders who choose not to tender their Ordinary Shares will be unaffected.

2.	Shareholder helpline details

2.1

If you are in any doubt as to the procedure for participating in the Tender Offer or how to complete the Tender Form or as to the procedure for making an Electronic Tender or if you require further copies of the Tender Form, please contact the Receiving Agent on 0371 664 0321. Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. The helpline is open between 9.00 a.m.—5.30 p.m., Monday to Friday excluding public holidays in England and Wales. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Tender Offer nor give any financial, legal or tax advice.

2.2	You are reminded that, if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.

3.	Terms of the Tender Offer

3.1

All Ordinary Shares tendered by Qualifying Shareholders under the Tender Offer will be tendered at the Tender Price. All Ordinary Shares successfully tendered will be purchased by Investec at the Tender Price.

3.2

The maximum number of Ordinary Shares that could be purchased under the Tender Offer will be 110,526,315, equivalent to approximately 21.08 per cent of the Voting Share Capital of the Company as at the Tender Offer Record Date.

3.3

The Tender Offer is available only to Qualifying Shareholders on the Register on the Tender Offer Record Date and in respect of the number of Ordinary Shares registered in those Shareholders’ names at such time.

3.4

Each Qualifying Shareholder is entitled, subject to the terms and conditions set out in this Part III, to tender up to its Basic Entitlement. Qualifying Shareholders are permitted to submit tenders or TTE instructions in respect of Ordinary Shares that are in excess of their Basic Entitlement (Excess Tenders). To the extent that other Qualifying Shareholders have not taken up their Basic Entitlement (thereby creating Excess Capacity), Qualifying Shareholders will have their Excess Tenders satisfied in full to the extent that the Excess Capacity exceeds the aggregate Excess Tenders. To the extent that the aggregate Excess Tenders exceeds Excess Capacity, Excess Tenders will be allocated at the discretion of the Directors to ensure that no obligation for a mandatory takeover offer to be made is triggered pursuant to Rule 9 of the Takeover Code, and otherwise with (i) priority given to smaller Shareholders and (ii) a general view to scaling down pro-rata to the total number of Ordinary Shares so tendered by each relevant Qualifying Shareholder. The total consideration payable under the Tender Offer will be capped at an aggregate of £21,000,000 and if any fractions arise from scaling back, the number of Ordinary Shares accepted will be rounded down to the nearest whole number.

3.5

Tender Forms once duly completed (for Ordinary Shares held in certificated form) and submitted to the Receiving Agent and TTE instructions which have settled (for Ordinary Shares held in uncertificated form) are irrevocable and cannot be withdrawn. All questions as to the validity (including time of receipt) of tenders will be determined by Investec and the Receiving Agent, in consultation with the Company, which determination shall be final and binding (except as otherwise required under applicable law). None of the

Company, Investec, the Receiving Agent or any other person is or will be obliged to give notice of any defects or irregularities and none of them will incur any liability for failure to give such notice.

3.6

Unless terminated under paragraph 3.20, the Tender Offer will close at 1.00 p.m. on 22 April 2025 and no tenders received after that time will be accepted unless otherwise approved by Investec in consultation with the Company.

3.7	All or any part of a holding of Ordinary Shares may be tendered. Only whole numbers of Ordinary Shares may be tendered.

3.8

Ordinary Shares successfully tendered under the Tender Offer will be sold fully paid and free from all liens, charges, equitable interests and encumbrances and with all rights attaching to the same. Ordinary Shares successfully tendered under the Tender Offer (or a corresponding number of Ordinary Shares) will be sold to Investec through the facilities of the London Stock Exchange and will subsequently be purchased by the Company and cancelled and will not rank for any dividends, distribution or other equity-related rights declared by the Company after the date of purchase by Investec pursuant to the Tender Offer.

3.9

All tenders of Ordinary Shares held in certificated form must be made on the accompanying Tender Form, duly completed in accordance with the instructions set out below and on the Tender Form, as applicable (which constitute part of the terms of the Tender Offer). Such tenders will be valid only when the procedures contained in this document and in the Tender Form are complied with.

3.10

All tenders of Ordinary Shares held in uncertificated form (that is, in CREST) must be made by the input and settlement of an appropriate TTE instruction in CREST in accordance with the instructions set out below and the relevant procedures in the CREST Manual which together constitute part of the terms of the Tender Offer. Such tenders will be valid only when the procedures contained in this document and in the relevant parts of the CREST Manual are complied with.

3.11

The Tender Offer and all matters in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, the Tender Offer and the Tender Form or the input of a TTE instruction in CREST, whether contractual or non-contractual, will be governed by, and construed in accordance with, the laws of England and Wales and the delivery of a Tender Form or the input of a TTE instruction in CREST, as applicable, will constitute submission to the jurisdiction of the courts of England and Wales.

3.12	The results of the Tender Offer are expected to be announced on 24 April 2025.

3.13

All documents and remittances sent by or to Shareholders and all instructions made by or on behalf of a Qualifying Shareholder in CREST relating to the Tender Offer will be sent or made (as the case may be) at the risk of the sender or maker. If the Tender Offer does not become unconditional, or does not proceed, and lapses, in respect of Ordinary Shares held in certificated form, Tender Forms, share certificates and other documents of title will be returned by post to Qualifying Shareholders at their risk, or, in respect of Ordinary Shares held in uncertificated form (that is, in CREST), the Receiving Agent will provide instructions to Euroclear to transfer all Ordinary Shares held in escrow by TFE instruction to the original available balances to which those Ordinary Shares relate, in each case not later than ten Business Days after the date of such lapse.

3.14

If only part of the number of Ordinary Shares that are validly tendered is successfully tendered pursuant to the Tender Offer, the relevant Qualifying Shareholder will be entitled to receive the following:

(i)	if Ordinary Shares are held in certificated form, a certificate in respect of the unsold Ordinary Shares; or

(ii)

if Ordinary Shares are held in uncertificated form (that is, in CREST), the transfer by the Receiving Agent to the original available balances of those unsold Ordinary Shares or the credit of the balance of the unsold Ordinary Shares by the Receiving Agent by a TFE instruction.

3.15

Further copies of the Tender Form may be obtained on request from the Receiving Agent on 0371 664 0321. Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. The helpline is open between 9.00 a.m.—5.30 p.m., Monday to Friday excluding public holidays in England and Wales. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Tender Offer nor give any financial, legal or tax advice.

3.16	All Ordinary Shares successfully tendered will be purchased by Investec at the Tender Price, and will subsequently be repurchased by the Company at the Tender Price and cancelled.

3.17

All questions as to the number of Ordinary Shares tendered and the validity, form, eligibility (including the time of receipt) and rejection of any tender of Ordinary Shares under the Tender Offer will be determined by Investec in consultation with the Company, which determination shall be final and binding on all parties except as otherwise required under applicable law. Investec reserves the absolute right to reject any or all tenders it determines not to be in proper form or where the payment for which may, in the opinion of Investec, be unlawful under the laws of any jurisdiction, including the Shareholder (or any of its beneficial owners affiliates, directors, officers or employees) being the subject or target of any sanctions administered or enforced by the US Government, (including, without limitation, the Office of Foreign Assets Control of the US Department of the Treasury or the US Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant governmental or regulatory authority, institution or agency which administers economic, financial or trade sanctions (collectively, “Sanctions”) or the Shareholder (or any of its beneficial owners, affiliates, directors, officers or employees) being located, organised or resident in a country, region or territory that is (or may become prior to settlement of consideration) the subject of Sanctions. Investec also reserves the absolute right to waive any of the terms or conditions of the Tender Offer in consultation with the Company and any defect or irregularity in the tender of any particular Ordinary Shares or any particular holder thereof. Unless Investec determines otherwise, no tender of Ordinary Shares will be deemed to be validly made until all defects or irregularities have been cured or waived. In the event of a waiver, the consideration under the Tender Offer will not be dispatched (in respect of Ordinary Shares in certificated form) or made by way of CREST payment (in respect of Ordinary Shares in uncertificated form) to the relevant Qualifying Shareholder until after (in the case of Ordinary Shares in certificated form) the Tender Form is complete in all respects and the share certificate(s) and/or other document(s) of title satisfactory to Investec have been received or (in the case of Ordinary Shares in uncertificated form) the relevant TTE instruction has settled. None of the Receiving Agent, Investec, the Company or any other person is or will be obliged to give notice of any defects or irregularities in any tender and none of them will incur any liability for failure to give any such notice.

3.18

Ordinary Shares will be purchased under the Tender Offer free of all commissions and dealing charges except if you own your Ordinary Shares through a bank, broker, dealer, trust company or other nominee and such person tenders your Ordinary Shares on your behalf, in which case such person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

3.19	The failure of any person to receive a copy of this document or the Tender Form shall not invalidate any aspect of the Tender Offer.

3.20

Investec reserves the right to terminate the Tender Offer at any time on or before announcement of the result of the Tender Offer if: (i) the Board has concluded that the Tender Offer would no longer be in the interests of the Company and its Shareholders; or (ii) there shall occur any material adverse change in the national or international, financial, economic, political or market conditions; or (iii) there shall occur any material adverse change in the financial position or prospects and/or circumstances of the Company, which, in respect of (ii) and (iii) above, in the opinion of either Investec or the Company (acting in their absolute discretion), renders the Tender Offer temporarily or permanently impractical or inadvisable (taking into account the background to and reasons for the Tender Offer). If such determination is made, the Company shall, as soon as practicable thereafter, make a regulatory announcement.

3.21

The terms of the Tender Offer shall have effect subject to such non-material modifications as the Company and Investec may from time to time approve in writing. The times and dates referred to in this document may be amended by agreement in writing between the Company and Investec.

3.22

The provisions of the Contracts (Rights of Third Parties) Act 1999 shall not apply to agreements arising from the acceptance of the Tender Offer or any collateral agreements relating to the Tender Offer.

4.	Procedure for tendering

4.1	Different procedures for certificated and uncertificated Ordinary Shares

If you hold Ordinary Shares in certificated form, you may tender such Ordinary Shares only by completing and returning the Tender Form in accordance with the instructions printed thereon and set out in paragraph 4.2 below. If you hold Ordinary Shares in certificated form, but under different designations, you should complete a separate Tender Form for each designation.

If you hold Ordinary Shares in uncertificated form (that is, in CREST) you may tender such Ordinary Shares only by TTE instruction in accordance with the procedure set out in paragraph 4.3 below and, if those Ordinary Shares are held under different member account IDs, you should send a separate TTE instruction for each member account ID.

4.2	Ordinary Shares held in certificated form (that is, not in CREST)

To participate in the Tender Offer, Qualifying Shareholders holding Ordinary Shares in certificated form must complete, sign, have witnessed and return the Tender Form in accordance with these instructions and the instructions on the Tender Form.

Completed, signed and witnessed Tender Forms, together with the relevant valid share certificate(s) and/or other document(s) of title, should be sent either by post in the accompanying reply-paid envelope (for use in the UK only) or (during normal business hours only) delivered by hand to the Receiving Agent MUFG Corporate Markets, Corporate Actions, Central Square, 29 Wellington Street, Leeds, LS1 4DL as soon as possible and, in any event, so as to be received by no later than 1.00 p.m. on 22 April 2025. Tenders received after that time will be accepted only at the sole discretion of the Company.

Duly completed Tender Forms sent by any of the means set out above and received signed and complete in all respects by the prescribed time will be treated as tenders of Ordinary Shares in accordance with the terms and conditions of the Tender Offer. No acknowledgement of receipt of documents will be given.

The completed and signed Tender Form should be accompanied, where possible, by the relevant share certificate(s) and/or other document(s) of title.

If your share certificate(s) and/or other document(s) of title are not readily available (for example, if they are with your stockbroker, bank or other agent) or are lost, the Tender Form should nevertheless be completed, signed and returned as described above so as to be received by the Receiving Agent, MUFG Corporate Markets, Corporate Actions, Central Square, 29 Wellington Street, Leeds, LS1 4DL, by no later than 1.00

p.m. on 22 April 2025, together with any share certificate(s) and/or document(s) of title that you may have available.

In respect of those Ordinary Shares for which your share certificate(s) and/or other document(s) of title is/are unavailable and you have been sent a Tender Form, a letter of indemnity can be obtained by writing to the Receiving Agent or contacting them on the Shareholder helpline (the details of which are set out in paragraph 2 above). If a separate letter of indemnity is completed, this should be returned with the Tender Form as described above so as to be received by post to the Receiving Agent, MUFG Corporate Markets, Corporate Actions, Central Square, 29 Wellington Street, Leeds, LS1 4DL, or (during normal business hours only) delivered by hand to the Receiving Agent MUFG Corporate Markets, at 1, Central Square, 29 Wellington Street, Leeds, LS1 4DL, by no later than 1.00 p.m. on 22 April 2025. A fee may be payable by the Qualifying Shareholder in respect of each letter of indemnity and indemnities will only be accepted at the discretion of the Company.

Where you have completed and returned a letter of indemnity in respect of unavailable share certificate(s) and/or other document(s) of title and you subsequently find or obtain the relevant share certificate(s) and/or other document(s) of title, you should immediately send the certificate(s) and/or other document(s) of title by post to the Receiving Agent, MUFG Corporate Markets, at Corporate Actions, Central Square, 29 Wellington Street, Leeds, LS1 4DL, or (during normal business hours only) delivered by hand to the Receiving Agent MUFG Corporate Markets, Corporate Actions, Central Square, 29 Wellington Street, Leeds, LS1 4DL.

By signing and returning a Tender Form, you will be deemed to have appointed Investec as your agent in respect of the tender process. Investec will therefore issue a contract note on behalf of all Qualifying Shareholders whose Ordinary Shares are so purchased under the Tender Offer and will remit the cash consideration to the Receiving Agent with instructions that such consideration be remitted to the Qualifying Shareholders entitled thereto in accordance with the instructions set out on their respective Tender Forms.

4.3	Ordinary Shares in uncertificated form (that is, in CREST)

If your Ordinary Shares are in uncertificated form, to tender such shares under the Tender Offer you should take (or procure the taking of) the action set out below to transfer (by means of a TTE instruction) the number of Ordinary Shares you wish to tender under the Tender Offer to the relevant escrow account specifying the Receiving Agent (in its capacity as a CREST participant under the relevant participant ID(s) and member account ID(s) referred to below) as the escrow agent, as soon as possible and in any event so that the TTE instruction settles by no later than 1.00 p.m. on 22 April 2025. Please note that settlement cannot take place on weekends or bank holidays (or other times at which the CREST system is non- operational) and you should therefore ensure you time the input of any TTE instructions accordingly.

The Input and settlement of a TTE instruction in accordance with this paragraph shall constitute an offer to Investec to sell to it the number of Ordinary Shares at the Tender Price by transferring such Ordinary Shares to the relevant escrow account as detailed below.

If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Ordinary Shares are held. In addition, only your CREST sponsor will be able to send the TTE instruction to Euroclear in relation to the Ordinary Shares which you wish to tender. The Corporate Action Number is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST.

After settlement of the TTE instruction, you will not be able to access in CREST the Ordinary Shares concerned for any transaction or charging purposes, notwithstanding that they will be held by the Receiving Agent as the escrow agent until completion or lapse of the Tender Offer. If the Tender Offer closes by 6.00 p.m. on 22 April 2025, or such later time and date as the Company and Investec may agree, the Receiving Agent will transfer the successfully tendered Ordinary Shares to itself as the agent of Investec, transferring any Ordinary Shares not successfully tendered to the original available balances to which those Ordinary Shares relate.

You are recommended to refer to the CREST Manual published by Euroclear for further information on the CREST procedures outlined below. You should note that Euroclear does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST Sponsor) to enable a TTE instruction relating to your Ordinary Shares to settle prior to 1.00 p.m. on 22 April 2025. In this connection you are referred in particular to those sections of the CREST manual concerning practical limitations of the CREST system and timings.

Electronic tenders

To tender Ordinary Shares in uncertificated form you should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE instruction to Euroclear in relation to such Ordinary Shares.

The TTE instruction must be properly authenticated in accordance with Euroclear’s specifications for transfers to escrow and must contain, in addition to the other information that is required for the TTE instruction to settle in CREST, the following details:

(i)	the number of Ordinary Shares which you wish to tender and to be transferred to the relevant escrow account;

(ii)	your member account ID;

(iii)	your participant ID;

(iv)	the participant ID of the Receiving Agent, in its capacity as a CREST receiving agent, which is RA10;

(v)	the member account ID of the Receiving Agent in its capacity as escrow agent, which is 22695LOG;

(vi)	the corporate action ISIN in respect of the Ordinary Shares, which is GB00BD8QVC95;

(vii)	the intended settlement date. This should be as soon as possible and, in any event, by no later than 1.00 p.m. on 22 April 2025;

(viii)	the contact name and telephone number inserted in the shared note field;

(ix)	the corporate action number for the Tender Offer, which is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST; and

(x)	input with a standard delivery instruction priority of 80.

The Company and/or Investec will make an appropriate announcement through a Regulatory Information Service if any of the details contained in this paragraph relating to settlement in CREST are materially altered.

4.4	Deposits of Ordinary Shares into, and withdrawals of Ordinary Shares from, CREST

Normal CREST procedures (including timings) apply in relation to any Ordinary Shares that are, or are to be, converted from uncertificated to certificated form or vice versa during the course of the Tender Offer

(whether such conversion arises as a result of a transfer of Ordinary Shares or otherwise). Shareholders who are proposing to convert any Ordinary Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Ordinary Shares as a result of the conversion to take all necessary steps in connection with such person’s participation in the Tender Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance as described above) prior to 1.00 p.m. on 22 April 2025.

4.5	Validity of tenders

(a) Tender Forms

Investec, in consultation with the Company, reserves the right to treat as valid only those Tender Forms which are received entirely in order by 1.00 p.m. on 22 April 2025 and which are accompanied by the relevant share certificate(s) and/or other document(s) of title or a satisfactory indemnity in lieu thereof in respect of the entire number of Ordinary Shares tendered.

(b) Validity of Electronic Tenders

A Tender Form which is received in respect of Ordinary Shares held in uncertificated form will not constitute a valid tender and will be disregarded. Shareholders holding Ordinary Shares in uncertificated form who wish to tender such shares should note that a TTE instruction will be a valid tender as at 22 April 2025, only if it has settled on or before 1.00 p.m. on that date. An appropriate announcement will be made through a Regulatory Information Service if any of the details contained in this paragraph 4.5 are altered.

(c) General

Notwithstanding the completion of a valid Tender Form or settlement of a TTE instruction, as applicable, the Tender Offer may be terminated or lapse in accordance with the conditions set out above. The decision of the Company as to which Ordinary Shares have been validly tendered and the results of the Tender Offer (including, without limitation, the basis on which excess tenders are satisfied) shall be conclusive and binding on all Shareholders.

Once tendered, Ordinary Shares may not be sold, transferred, charged or otherwise disposed of.

5.	Effect of tender

5.1	Tender Forms

Each Qualifying Shareholder by whom or, as applicable, on whose behalf, a Tender Form is executed and lodged, including a Tender Form which is treated by Investec as valid, irrevocably undertakes, represents, warrants and agrees to and with the Company and Investec (so as to bind him, his personal representatives, heirs, successors and assigns) that:

(a)

the execution of the Tender Form shall constitute an offer to the Company to sell to it the number of Ordinary Shares inserted, or deemed to be inserted, in the Tender Form, in each case on and subject to the terms and conditions set out or referred to in this document and the Tender Form and that, once lodged, such tender shall be irrevocable;

(b)

such execution and lodgement shall constitute the irrevocable appointment of any director or officer of the Company or Investec as such Qualifying Shareholder’s attorney and/or agent (Attorney), and an irrevocable instruction to the Attorney to:

(i)

complete and execute any and all instruments of transfer and/or other documents or forms and take any and all actions which are necessary, in such Attorney’s absolute discretion, in relation to the purchase by Investec of the Ordinary Shares referred to in subparagraph (a)

above in favour in favour of Investec or such other person or persons as Investec may direct; and

(ii)

deliver such instrument(s) of transfer and/or other document(s) or form(s) at the discretion of the Attorney, together with the share certificate(s) and/or other document(s) of title relating to such Ordinary Shares, for registration within six months of the Tender Offer becoming unconditional and to do all such other acts and things as may in the opinion of such Attorney be necessary or expedient for the purpose of, or in connection with, the Tender Offer and to vest in Investec or such other person or persons as Investec may direct such Ordinary Shares;

(c)

such Qualifying Shareholder holding Ordinary Shares in certificated form will deliver to the Receiving Agent his share certificate(s) and/or other document(s) of title in respect of the Ordinary Shares referred to in sub-paragraph (a) above, or an indemnity acceptable to Investec, the Receiving Agent and the Company in lieu thereof, or will procure the delivery of such document(s) to such person(s) as soon as possible thereafter and, in any event, by no later than 1.00 p.m. on 22 April 2025;

(d)	the provisions of the Tender Form shall be deemed to be incorporated into the terms and conditions of the Tender Offer;

(e)

the dispatch of a cheque to a Qualifying Shareholder as referred to in paragraph 6 of this Part III headed “Settlement”, will discharge fully any obligation of the Company to pay such Qualifying Shareholder the consideration to which he is entitled under the Tender Offer;

(f)	on execution a Tender Form takes effect as a deed; and

(g)

the execution of the Tender Offer shall constitute a submission by the Qualifying Shareholder to all matters in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, the Tender Offer and the Tender Form, whether contractual or non-contractual, being governed by, and construed in accordance with, the laws of England and Wales and the delivery of a Tender Form will constitute submission to the jurisdiction of the courts of England and Wales.

A reference in this paragraph to a Qualifying Shareholder includes a reference to the person or persons executing a Tender Form and in the event of more than one person executing a Tender Form, the provisions of this paragraph will apply to them jointly and severally.

5.2	Electronic tenders

Each Qualifying Shareholder by whom, or on whose behalf, a TTE instruction which is treated by the Company as valid and made irrevocably undertakes, represents, warrants and agrees to and with Investec and the Company (so as to bind him, his personal representatives, heirs, successors and assigns) that:

(a)

the input of the TTE instruction shall constitute an offer to sell to Investec such number of Ordinary Shares as are specified in the TTE instruction or deemed to be tendered, in each case, on and subject to the terms and conditions set out or referred to in this document and the TTE instruction and that, once the TTE instruction has settled, such tender shall be irrevocable;

(b)

the input of the TTE instruction, will constitute the irrevocable appointment of any director or officer of the Receiving Agent as such Qualifying Shareholder’s agent (Agent), and an irrevocable instruction and authority to the Agent to complete and execute all or any instrument(s) of transfer and/or other document(s) or input any instructions into Euroclear at the Agent’s discretion in relation to the Ordinary Shares referred to in sub-paragraph (a) above in favour of Investec or such other person or persons as the Company may direct and to deliver any documents or input any instructions to the Company relating to such Ordinary Shares, for registration within six months of the Tender Offer becoming unconditional and to do all such other acts and things as may in the opinion of Investec be necessary or expedient for the purpose of, or in connection with, the Tender Offer and to vest in Investec or its nominee(s) or such other person(s) as Investec may direct, such Ordinary Shares;

(c)

if, for any reason, any Ordinary Shares in respect of which a TTE instruction has been made are, prior to 1.00 p.m. on 22 April 2025, converted into certificated form, the electronic tender in respect of such Ordinary Shares shall cease to be valid and the Qualifying Shareholder will need to comply with the procedures for tendering Ordinary Shares in certificated form as set out in this Part III in respect of the Ordinary Shares so converted, if the Qualifying Shareholder wishes to make a valid tender of such Ordinary Shares pursuant to the Tender Offer;

(d)

the creation of a payment obligation in favour of such Qualifying Shareholder’s payment bank in accordance with the CREST payment arrangements as referred to in paragraph 6 of this Part III headed “Settlement” will discharge fully any obligation of the Company to pay to such Qualifying Shareholder the consideration to which they are entitled under the Tender Offer; and

(e)

the input of a TTE instruction in CREST shall constitute a submission by the Qualifying Shareholder to all matters in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, the Tender Offer and the TTE instruction, whether contractual or non-contractual, being governed by, and construed in accordance with, the laws of England and Wales and the input of a TTE instruction in CREST will constitute submission to the jurisdiction of the courts of England and Wales.

5.3	General tendering provisions

Each Shareholder who submits a tender irrevocably undertakes, represents, warrants and agrees to and with Investec and the Company (so as to bind him, his personal representatives, heirs, successors and assigns) that:

(a)

such Shareholder has observed the laws of all relevant jurisdictions, obtained any requisite consents and complied with all applicable formalities, that the invitation under the Tender Offer may be made to him under the laws of the relevant jurisdictions, and has not taken or omitted to take any action which would otherwise result in Investec or the Company acting in breach of any applicable legal or regulatory requirement in respect of the purchase by the Company of the Ordinary Shares tendered by him under the Tender Offer;

(b)

such Shareholder’s offer to sell Ordinary Shares to Investec, and any acceptance thereof, and/or any settlement of consideration, is not (and shall not be) unlawful under the laws of any jurisdiction, including as a result of the Shareholder (or any of its beneficial owners, affiliates, directors, officers or employees) being the subject or target of any Sanctions or the Shareholder (or any of its beneficial owners, affiliates, directors, officers or employees) being located, organised or resident in a country, region or territory that is (or may become prior to settlement of consideration) the subject of any Sanctions and the Shareholder will not, directly or indirectly, use, lend, contribute or otherwise make available the proceeds to any individual or entity to fund any activities of or business with any individual or entity, or in any country or territory that is (or may become prior to settlement of consideration) the subject of any embargo or comprehensive Sanctions, including, in each case and without limitation, Cuba, Iran, North Korea, Syria, Russia, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic;

(c)

such Shareholder shall do all such acts and things as shall be necessary or expedient and execute any additional documents deemed by Investec or the Company to be desirable, in each case in order to complete the purchase of the Ordinary Shares and/or to perfect any of the authorities expressed to be given hereunder;

(d)

if the appointment of Attorney/Agent provision under sub-paragraph 5.1(b) or 5.2(b) (as applicable) above shall be unenforceable or invalid or shall not operate so as to afford any director or officer of

Investec or the Receiving Agent the benefit or authority expressed to be given therein, the Shareholder shall with all practicable speed do all such acts and things and execute all such documents that may be required to enable the Company and/or the Receiving Agent to secure the full benefits of sub-paragraph 5.1(b) or 5.2(b) (as applicable) above;

(e)

such Shareholder has full power and authority to tender, sell, assign or transfer the Ordinary Shares in respect of which such offer is accepted (together with all rights attaching thereto) and, when the same are purchased by the Company, Investec will acquire such Ordinary Shares with full title guarantee and free from all liens, charges, encumbrances, equitable interests, rights of pre-emption or other third party rights of any nature and together with all rights attaching thereto, including the right to receive all dividends and other distributions declared, paid or made after that date;

(f)

such Shareholder agrees to ratify and confirm each and every act or thing which may be done or effected by Investec and/or the Receiving Agent or any of their respective directors or officers or any person nominated by the Company, Investec or the Receiving Agent or any of their respective directors or officers in the proper exercise of their respective powers and/or authorities hereunder;

(g)

such Shareholder has not received or sent copies or originals of the Tender Form in, into or from a Restricted Jurisdiction and has not otherwise utilised in connection with the Tender Offer, directly or indirectly, the mails or any means or instrumentality of interstate or foreign commerce, or of any facility of a national securities exchange, of a Restricted Jurisdiction; and

(h)

where relevant, at the time of the input of and settlement of the relevant TTE instruction, that the TTE instruction has not been sent from a Restricted Jurisdiction and such Shareholder is accepting the Tender Offer from outside a Restricted Jurisdiction.

6.	Settlement

Investec’s obligation to pay the consideration due under the Tender Offer shall be fully satisfied and discharged by the payment to the Receiving Agent of an amount equal to the aggregate consideration payable under the Tender Offer (being the sum of the number of Ordinary Shares validly tendered and accepted by Investec under the Tender Offer multiplied by the Tender Price). To the fullest extent permitted by law, neither the Company nor Investec shall have any obligations or liabilities in respect of the subsequent remittance of proceeds from the Receiving Agent to any Shareholder participating in the Tender Offer. Payment of the proceeds of the Tender Offer from the Receiving Agent to any such Shareholder shall be entirely at the risk of such Shareholder.

Settlement of the consideration to which any Qualifying Shareholder is entitled pursuant to valid tenders accepted by Investec will be made by the dispatch of cheques or the creation of CREST payment obligations as follows:

6.1	Ordinary Shares in certificated form

Where an accepted tender relates to Ordinary Shares held in certificated form, cheques for the consideration due will be despatched by the Receiving Agent (on behalf of Investec) by no later than 6 May 2025 by first class post to the person or agent whose name and address (outside a Restricted Jurisdiction) is set out in Box 1 (or, if relevant, Box 5) of the Tender Form or, if none is set out, to the registered address of the tendering Shareholder or, in the case of joint holders, the registered address of the first named Shareholder at the risk of the persons entitled thereto. All payments will be made in pounds sterling by cheque, drawn on a branch of a UK clearing bank.

6.2	Ordinary Shares in uncertificated form (that is in CREST)

Where an accepted tender relates to Ordinary Shares held by Qualifying Shareholders in uncertificated form, the consideration due will be paid by no later than 24 April 2025 through CREST by the Receiving

Agent (on behalf of Investec) procuring the creation of a payment obligation in favour of the payment banks of accepting Shareholders in accordance with the CREST payment arrangements.

7.	Overseas shareholders

7.1

Overseas Shareholders should inform themselves about and observe any applicable or legal regulatory requirements. If you are in any doubt about your position, you should consult your professional adviser in the relevant jurisdiction.

7.2

The making of the Tender Offer in, or to persons resident in, jurisdictions outside the United Kingdom or to persons who are citizens, residents or nationals of other countries may be affected by the laws of the relevant jurisdiction. Shareholders who are not resident in the United Kingdom, or who are citizens, residents or nationals of countries outside the United Kingdom should inform themselves about and observe any applicable legal requirements. It is the responsibility of any Overseas Shareholder wishing to take up the Tender Offer to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental or other consents which may be required, the compliance with other necessary formalities and the payment of any transfer or other taxes or other requisite payments due in such jurisdiction. Each Overseas Shareholder will be responsible for any such transfer or other taxes or other requisite payments by whomsoever payable and the Company, Receiving Agent and Investec and any person acting on their behalf shall be fully indemnified and held harmless by such Shareholder on an after-tax basis for any such transfer or other taxes or other requisite payments such person may be required to pay. No steps have been taken to qualify the Tender Offer or to authorise the extending of the Tender Offer or the distribution of the Tender Form in any territory outside the United Kingdom.

7.3

In particular, the Tender Offer is not being made directly or indirectly in, into or from or by use of the mail or by any means or instrumentality of interstate or foreign commerce, or of any facility of a national securities exchange, of a Restricted Jurisdiction and the Tender Offer cannot be accepted by any such use, means, instrumentality or facility or from within a Restricted Jurisdiction. Accordingly, copies of the Tender Form are not being and must not be mailed or otherwise distributed or sent in, into, or from a Restricted Jurisdiction, including to Shareholders with registered addresses in a Restricted Jurisdiction, or to persons who are custodians, nominees or trustees holding Ordinary Shares for persons in a Restricted Jurisdiction.

7.4

If, in connection with making the Tender Offer, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees), whether pursuant to a contractual or legal obligation or otherwise, forwards the Tender Form in, into or from a Restricted Jurisdiction or uses the mails of, or any means or instrumentality of interstate or foreign commerce, or any facility of a national securities exchange, of a Restricted Jurisdiction in connection with such forwarding, such persons should:

(a)	inform the recipient of such fact;

(b)	explain to the recipient that such action may invalidate any purported acceptance of the Tender Offer by the recipient; and

(c)	draw the attention of the recipient to this section of this document.

7.5

The provisions of this paragraph and/or any other terms of the Tender Offer relating to Overseas Shareholders may be waived, varied or modified as regards specific Shareholders or on a general basis by the Company in its discretion but only if the Company is satisfied that such waiver, variation or modification will not constitute or give rise to a breach of applicable securities or other law. Subject to this, the provisions of this paragraph headed “Overseas Shareholders” supersede any terms of the Tender Offer inconsistent therewith.

7.6

References to a Shareholder shall include references to the persons executing a Tender Form and in the event of more than one person executing Tender Forms, the provisions of this paragraph shall apply to them jointly and severally.

8.	Shareholders in the United States

8.1

The Tender Offer is being made for securities of a company incorporated in England and Wales and Shareholders in the United States should be aware that this document and any other documents relating to the Tender Offer have been or will be prepared in accordance with English law and the rules of the London Stock Exchange and in UK format and style which differs from that in the United States.

8.2

The Tender Offer is being made to Shareholders in the United States under the Tier I exemption, under which offerors are entitled to some relief from the US tender offer rules in order to minimize conflicts with foreign regulatory schemes, and otherwise in accordance with the requirements of English law, the London Stock Exchange and the FCA. Accordingly, the Tender Offer may be subject to disclosure and other procedural requirements that are different from those applicable under United States domestic tender offer procedures and law.

8.3

The receipt of cash pursuant to the Tender Offer by a US holder of Ordinary Shares may be a taxable transaction for US federal income tax purposes and under applicable US state and local, as well as foreign and other, tax laws. Each Shareholder is urged to consult their independent professional adviser immediately regarding the tax consequences of accepting the Tender Offer.

8.4

The following describes certain ways in which the Tender Offer will differ from the rules and procedures typically applicable in US domestic tender offers, including as a result of any no action or exemptive relief granted by the SEC in respect of the Tender Offer:

(a)

the Tender Offer will be open until 22 April 2025 and, subject to Rule 14e-1 under the Exchange Act, can be extended for such additional period or periods as may be determined, in the event the Tender Offer has not become or been declared unconditional. If the Tender Offer has not become or been declared by 22 April 2025 when the Tender Offer is scheduled to close in accordance with this Part III, Shareholders who have accepted the Tender Offer will, until the Tender Offer becomes or is declared unconditional, or until the Tender Offer is otherwise terminated, not be entitled to withdraw their tenders;

(b)

subject to the Tender Offer becoming unconditional, payment of the Tender Price due to Shareholders whose tenders under the Tender Offer have been accepted will be made (i) by a CREST payment, to be made on 24 April 2025 or (ii) by a Sterling cheque, to be despatched by no later than 6 May 2025, as appropriate. Rule 14e-1(c) under the Exchange Act requires the payment of the consideration offered in a tender offer, or return of the securities, “promptly” after the termination or withdrawal of a tender offer. In SEC Release 34-40678, the SEC has stated that “[this] ‘prompt’ payment standard is satisfied if payment is made in accordance with normal settlement periods.” In the United States, this period has been shortened to two trading days; and

(c)

if the Tender Offer is terminated or withdrawn, all documents of title will be returned to the Shareholders within five Business Days of such termination or withdrawal as further described in paragraph 3.20 of this Part III. Again, this five Business Day period for return differs from the SEC rules which would require returns to be made “promptly” after termination or withdrawal of the Tender Offer (i.e., within the normal settlement cycle in the United States). The Company will, to the extent practicable, return documents of title within five Business Days of the lapse of the Tender Offer.

The summary contained in this paragraph 8 is not comprehensive and is subject in its entirety to the disclosures contained in the remainder of this document. US Shareholders should also closely read paragraph 5 of Part I entitled “Shareholders in the United States” for further details.

DEFINITIONS

In this document and the Tender Form, the following definitions apply unless the context requires otherwise:

£	pounds sterling, the lawful currency of the UK.

acting in concert	has the meaning given to that phrase in the Takeover Code.

AIM	the market of that name operated by the London Stock Exchange.

Articles	the articles of association of the Company from time to time.

Basic Entitlement	the right to sell up to 21.08 per cent. of the number of Ordinary Shares registered in a Qualifying Shareholder’s name on the Tender Offer Record Date, rounded down to the nearest whole number of Ordinary Shares.

Board	the board of Directors of the Company from time to time, or a duly constituted committee thereof.

Business Day	a day (other than a Saturday, Sunday or public holiday) on which banks are generally open for business in London.

Circular	this document.

Companies Act	the Companies Act 2006, as amended.

Company	Logistics Development Group plc, a public limited company incorporated in England & Wales with registered number 08922456.

Concert Party	the DBAY Fund III and those individuals acting, or deemed to be acting, in concert with it, namely Colin Kingsnorth, Alex Paiusco, David Morrison, Saki Riffner, Mike Branigan, Andrew Pegge, Mike Haxby and Peter Nixon.

CREST	the computer-based system and procedures which enable title to securities to be evidenced and transferred without a written instrument, administered by Euroclear in accordance with the CREST Regulations.

CREST member	a person who has been admitted to CREST as a system member (as defined in the CREST Regulations).

CREST participant	a person who is, in relation to CREST, a system-participant (as defined in the CREST Regulations).

CREST Regulations	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755) (as amended from time to time).

CREST Rules	the rules from time to time issued by Euroclear governing the admission of securities to and the operation of the CREST UK System.

CREST sponsor	a CREST participant admitted to CREST as a CREST sponsor being a sponsoring system-participant (as defined in the CREST Regulations).

CREST sponsored member	a CREST member admitted to CREST as a sponsored member.

DBAY	DBAY Advisors Limited, a company incorporated in the Isle of Man (company number 126150C) whose registered office is at 2nd Floor, Exchange House, 54-62 Athol Street, Douglas, Isle of Man IM1 1JD.

DBAY Fund III	DouglasBay Capital III Fund LP.

DBAY Funds	certain funds advised by DBAY (including DBAY Fund III).

DBAY Investment Funds	certain funds managed by DBAY into which it is proposed that the Company would invest pursuant to the Investing Policy.

Directors	the directors of the Company as at the date of this Circular, whose names are set out in Part I of this Circular.

Euroclear	Euroclear UK & International Limited, a company incorporated in England and Wales with registered number 02878738, whose registered office is at 33 Cannon Street, London EC4M 5SB, the operator of CREST.

Equivalent Securities	has the meaning given in the “Important Notices” section of the Circular.

Excess Capacity	the ability for Shareholders to tender additional Ordinary Shares beyond their Basic Entitlement when fewer Ordinary Shares in aggregate are tendered by the Shareholders (as a whole) than the maximum number able to be successfully tendered pursuant to the Tender Offer.

Excess Tenders	those Ordinary Shares that a Shareholder wishes to tender in excess of their Basic Entitlement, subject to availability.

FCA	Financial Conduct Authority.

Form of Proxy	the form of proxy for use by Shareholders in relation to the General Meeting.

FSMA	the Financial Services and Markets Act 2000, as amended.

General Meeting	the general meeting of the Company, convened for 10.00 a.m. on 22 April 2025 or any adjournment, therefore, notice of which is set out in Part V (Notice of General Meeting) of this Circular.

Group	the Company, its subsidiaries and its subsidiary undertakings.

Investec	Investec Bank plc of 30 Gresham Street, London EC2V 7QP.

Investing Policy	the investing policy adopted by the Company on 31 January 2022.

ITA 2007	Income Tax Act 2007.

Latest Practicable Date	the latest practicable date prior to the publication of this Circular, being 27 March 2025.

London Stock Exchange	London Stock Exchange plc.

Manager	DBAY, acting as manager of the Company.

member account ID	the identification code or number attached to any member account in CREST.

Memorandum and Articles of Association	the memorandum of association of the Company dated 4 March 2014 and the articles of association of the Company dated 11 April 2017, as amended from time to time.

MUFG Corporate Markets	MUFG Corporate Markets (UK) Limited, the Company’s registrar.

Notice of General Meeting	the notice of the General Meeting set out in Part V (Notice of General Meeting) of this Circular.

NAV	net asset value.

Ordinary Shares	ordinary shares of £0.01 each in the capital of the Company.

Overseas Shareholders	Shareholders who are citizens or nationals of, or resident in, jurisdictions outside the United Kingdom.

participant ID	the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant.

Qualifying Shareholders	Shareholders entitled to participate in the Tender Offer, being those who are on the Register on the Tender Offer Record Date and who are not Shareholders subject to the securities laws of a Restricted Jurisdiction.

Receiving Agent or Registrar	MUFG Corporate Markets.

Record Date	in respect of voting at the General Meeting, 6.00 p.m. on 16 April 2025.

Register	the Company’s register of members.

Resolution	the resolution set out in the Notice of General Meeting to approve the Tender Offer Authority.

Restricted Jurisdictions	each and any of Australia, Canada, Japan, New Zealand, the Republic of South Africa and any other jurisdiction where the mailing of this document into or inside or from such jurisdiction would breach any applicable law or regulations.

Settlement Date	the date by which the consideration for Ordinary Shares tendered under the Tender Offer will be settled by payment through CREST or despatched by cheque to the Qualifying Shareholders entitled thereto, which is expected to be by 24 April 2025 in respect of Ordinary Shares held in CREST and by 6 May 2025 in respect of Ordinary Shares held in certificated form.

Shareholder(s)	holder(s) of Ordinary Shares.

Strand Hanson	Strand Hanson Limited of 26 Mount Row, London, W1K 3SQ.

Takeover Code	the City Code on Takeovers and Mergers published by the Takeover Panel (as amended from time to time).

Takeover Panel	the Panel on Takeovers and Mergers.

Tender Form	the tender form accompanying this document for use in connection with the Tender Offer by Qualifying Shareholders who hold their Ordinary Shares in certificated form.

Tender Offer	the invitation by Investec to tender Ordinary Shares for purchase on the terms and subject to the conditions set out in this document and also, in the case of certificated Ordinary Shares only, the Tender Form.

Tender Offer Authority	the authority for the Company to make on-market purchases of up to 110,526,315 Ordinary Shares implemented by way of the Tender Offer.

Tender Offer Record Date	means the record date for acceptances of the Tender Offer, being 6.00 p.m. on 22 April 2025.

Tender Price	the tender price under the Tender Offer of 19 pence per Ordinary Share.

TFE instruction	a transfer from escrow instruction (as defined by the CREST Manual issued by Euroclear).

TTE instruction	a transfer to escrow instruction (as defined by the CREST Manual issued by Euroclear).

uncertificated form or in uncertificated form	recorded on the Register as being held in uncertificated form in CREST and title to which, by virtue of the Uncertified Securities Regulations, may be transferred by means of CREST.

UK or United Kingdom	the United Kingdom of Great Britain and Northern Ireland.

United States or US	the United States of America, its territories and possessions, any state of the United States of America, any other areas subject to its jurisdiction and the District of Columbia.

Voting Share Capital or Voting Shares	524,350,394 Ordinary Shares, comprising the entire issued share capital of the Company.

All quoted share prices contained in this document have been rounded to the nearest pence. Unless otherwise indicated, all references in this document to times are to London times.”

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